HealthSouth Contact: Andy Brimmer, 205-410-2777	March 26, 2007

TPG Contact: Owen Blicksilver, 516-742-5950

For Immediate Release

HEALTHSOUTH ANNOUNCES THE SALE OF ITS

SURGERY DIVISION TO TPG IN A TRANSACTION VALUED AT

APPROXIMATELY $945 MILLION

BIRMINGHAM, Ala. - HealthSouth Corporation (NYSE:HLS) today announced an agreement to sell its Surgery Division to TPG for approximately $945 million. The purchase price consists of cash consideration of approximately $920 million and an equity interest whereby HealthSouth has the opportunity to participate in the future success of the newly-formed company. This future consideration is estimated to be worth $25 - $30 million assuming a five-year horizon.

HealthSouth’s Surgery Division is comprised of a network of 139 outpatient surgery centers and three surgical hospitals that provide high quality surgical services to physicians and their patients across the country. The facilities are located in 35 states, with a concentration of centers in California, Texas, Florida, North Carolina, and Alabama. The new company will be among the nation’s largest providers of outpatient surgical services. The transaction is expected to be completed in the third quarter 2007, and is subject to customary closing conditions, including regulatory approval.

“Today’s announcement marks a major milestone in the strategic repositioning of HealthSouth as a post-acute healthcare provider, focusing on inpatient rehabilitative services. The proceeds from this transaction will be used to pay down a significant portion of our long-term debt, thereby strengthening our balance sheet and positioning us to grow our core business,” said Jay Grinney, HealthSouth president and chief executive officer. “We conducted a rigorous auction process and we congratulate TPG on being the winning bidder. TPG is a well-respected firm with extensive experience in the healthcare industry. We look forward to working with them to ensure a smooth transition as our Surgery Division becomes a stand-alone entity.”

“TPG is excited about the opportunity to partner with a strong management team and to invest in the largest operator of multi-specialty surgical centers,” said Todd Sisitsky, principal at TPG. “We believe that the Surgery Division has excellent growth prospects as a stand-alone business, and look forward to working with management and the facilities’ world class physician base to help the company achieve its full potential.”

“We are pleased to expand TPG’s presence in the outpatient surgery sector, which benefits from strong organic growth and attractive fundamentals,” said Leonard D. Schaeffer, senior healthcare investment advisor to TPG. “With a reputation for clinical excellence through its network of outstanding physicians, the Surgery Division represents an excellent platform, and TPG, along with management, is committed to strengthening the company and continuing to deliver high quality care for patients.”

Certain members of HealthSouth’s senior management team including Mike Snow, chief operating officer, and Joe Clark, president of the surgery division, will be leaving HealthSouth to join the newly formed company, which is expected to remain headquartered in Birmingham, Ala. HealthSouth will provide certain corporate support services to the new company for an interim period of time under a Transition Services Agreement.

Goldman, Sachs & Co. served as HealthSouth’s financial advisor for this transaction.

About HealthSouth

HealthSouth strives to be the healthcare company of choice for its patients, employees, physicians and shareholders. Operating across the country, HealthSouth is one of the nation's largest providers of healthcare services with a focus in the inpatient rehabilitation industry. HealthSouth can be found on the Web at www.healthsouth.com.

About TPG

TPG is a private investment partnership that was founded in 1992 and currently has more than $30 billion of assets under management. With offices in San Francisco, London, Hong Kong, New York, Minneapolis, Fort Worth, Melbourne, Menlo Park, Mumbai, Shanghai, Singapore and Tokyo, TPG has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, joint ventures and restructurings. TPG’s investments span a variety of industries including healthcare, retail/consumer, airlines, media and communications, industrials, technology and financial services. Please visit www.tpg.com.

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